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                                                                     Exhibit 4.7


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       AND
                       SERIES B REDEEMABLE PREFERRED STOCK
                                       OF
                        AQUIS COMMUNICATIONS GROUP, INC.


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         I, D. Brian Plunkett, being the Secretary of Aquis Communications Group, Inc., a corporation organized and existing under the General Corporation law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY THAT:

         Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation"), the Board of Directors on April 29, 2002, adopted the following resolution creating a series of 200,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, designated as Series A Convertible Preferred Stock, and series of 301 shares of Series B Redeemable Preferred Stock, par value $.01 per share, designated as Series B Series B Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Restated Certificate of Incorporation, two series of Preferred Stock of the Corporation are hereby created, and that the designations and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

                      Series A Convertible Preferred Stock

         1. Designation and Number. The designation of a series of preferred stock fixed by this resolution shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 200,000.

         2. Rank. The Series A Preferred Stock shall rank (i) on parity with all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"),
(ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series A Preferred Stock and the Common Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock and the Common Stock ("Series A Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock and the Common Stock ("Series A Parity Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred Stock ("Series A Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").


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         3. Dividends and Distributions. If any Distribution shall be made
(including, without limitation, a distribution in liquidation or a distribution of rights) to the holders of Common Stock, the Corporation shall at the same time pay a Distribution to the Series A Holders of the Series A Preferred Stock on each share of Series A Preferred Stock equal to the Distributions that would have been paid or made in respect of the shares of Common Stock into such share of Series A Preferred Stock is convertible on the record date for the determination of stockholders of Common Stock to be entitled to such Distribution.

         4. Voting Rights. Each Series A Holder of Series A Preferred Stock shall be entitled to vote on all matters as to which the holders of the Common Stock are entitled to vote and, except as otherwise expressly provided herein, shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Series A Holder's shares of Series A Preferred Stock could be converted pursuant to the provisions of paragraph 5 below (without regard to any limitation on the number of shares of Common Stock which is authorized for issuance), as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or the date any written consent of stockholders is obtained. Except as otherwise required by law, the Series A Holders of Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class and not as separate classes.

         5. Conversion.

            (A) Automatic Conversion. The Series A Preferred Stock shall be automatically converted, in whole, but not in part, into fully paid and non-assessable shares of Common Stock upon the effective date (the "Effective Date") of an amendment to the Restated Certificate of Incorporation of the Corporation authorizing an additional issuance of Common Stock in an amount sufficient to permit a conversion of all issued and outstanding Series A Preferred Stock to Common Stock of the Corporation.

            (B) Conversion Rate. Each share of Series A Preferred Stockshall be convertible into 1,000 shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment from time to time as provided below.

            (C) Mechanics of Conversion. Within three business days after the Effective Time, the Corporation shall send a notice to each Series A Holder of Series A Preferred Stock, advising such Series A Holder to surrender certificates representing such Series A Preferred Stock, to the Corporation. Upon presentation of such certificates, duly endorse for transfer, the Corporation shall thereupon promptly issue and deliver at such office to such Series A Holder a certificate or certificates for the number of shares of Common Stock to which such Series A Holder is entitled. Such conversion will be deemed to have been made as of the Effective Time.



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            (D) Adjustment for Subdivisions and Combinations. If the Corporation
at any time or from time to time prior to the Effective Time effects a subdivision or combination of the shares of Common Stock (whether effected as a stock split, reverse stock split, reclassification or otherwise), the applicable Conversion Rate then in effect immediately prior to such event shall be proportionately adjusted in accordance with paragraph 5(G).

            (E) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time prior to the Effective Time makes a dividend (or other such distribution) payable in shares of Common Stock, then and in each such event the applicable Conversion Rate then in effect shall be appropriately adjusted as of the time of such issuance in accordance with paragraph 5(G).

            (F) Adjustment for Reclassification. In the event that at any time or from time to time prior to the Effective Time the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for elsewhere in this paragraph
5), then and in any such event each Series A Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

            (G) Calculation of Adjustment to Conversion Rate. In the case of any adjustment to the Conversion Rate required pursuant to paragraphs 5(D) and (E) above, such adjustment shall be calculated as follows. The applicable Conversion Rate in effect immediately prior to the event requiring such adjustment shall be multiplied by a fraction (i) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the event and (ii) the numerator of which is the number of shares of Common Stock outstanding immediately following such event. Any such adjustment shall become effective as follows: (i) in the case of any adjustment under paragraph 5(D), on the effective date of any event described therein and (ii) in the case of any adjustment under paragraph 5(E), retroactively to the record date fixed for such dividend or distribution.

            (H) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Conversion Rate, the Corporation shall promptly prepare a certificate signed by an officer of the Corporation showing such adjustment or readjustment, and shall provide such certificate to each registered Series A Holder of the Series A Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, if appropriate, of (i) the applicable Conversion Rate at the time immediately preceding and following such adjustment or readjustment, (ii) the number of shares of Common Stock issued in the transaction requiring the adjustment (if any) and (iii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.


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            (I) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which the Series A Holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock on the date of conversion. The fair market value of the Common Stock shall be determined as follows: (i) if the Common
Stock is listed on the American Stock Exchange or the New York Exchange, on the basis of the last reported sale price as officially reported by such exchange on each such trading day upon which a sale shall have been effected (or if no sale takes place on such day, the average of the closing bid and asked prices on such day as officially quoted on such exchange) or (ii) if the Common Stock is not listed on either the American Stock Exchange or the New York Stock Exchange, on the basis of the last reported sale price (or if no sale takes place on such day, the average of the highest reported bid and lowest reported asked prices) of the Common Stock in the over-the-counter market on each such business day, as reported by the National Association of Securities Dealers. In the event that the market price of the Common Stock cannot be determined in accordance with the preceding sentence, the fair market value shall mean the market value of the Common Stock as determined in good faith by the Board of Directors of the Corporation (which determination shall be reasonably satisfactory to the Series
A Holders of the Series A Preferred Stock).

            (J) Notices. Any notice required by the provisions of this paragraph 7 to be given to the Series A Holders of shares of the Series A Preferred Stock will be deemed given upon the earlier of actual receipt or 72 hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each Series A Holder of record at the address of such Series A Holder appearing on the books of the Corporation.

            (K) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Senior Convertible Preferred so converted were registered.

                       Series B Redeemable Preferred Stock

         1. Designation and Number. The designation of a series of preferred stock fixed by this resolution shall be "Series B Redeemable Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 301.


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         2. Rank. The Series B Preferred Stock shall rank senior to the Common
Stock and the Series A Preferred Stock, (i) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively with the Series A Preferred Stock and the Common Stock, "Series B Junior Securities"); (ii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Series B Parity Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock ("Series B Senior Securities"), in each case, as to payment of Distributions.

         3. Dividends.

            (A) Subject to the prior preferences and other rights of any Series A Senior Stock, the holders of Series B Preferred Stock (the "Series B Holders") shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $75.00 per annum, and no more. Such dividends shall be cumulative from the date the first share of Series B Preferred Stock was issued (the "Issue Date") and shall be payable in arrears, when and as declared by the Board of Directors, on the tenth business day (each such date being herein referred to as a "Dividend Payment Date"), following each anniversary of the Issue Date (the "Record Date"). The annual period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

            (B) In the event that full cash dividends are not paid or made available to the Series B Holders and of any Series B Parity Securities, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series B Preferred Stock and of any Series B Parity Securities ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the Series B Holders shall cumulate as provided in subparagraph 3(C) below.

            (C) If, on any Dividend Payment Date, the Series B Holders shall not have received the full dividends provided for in the other provisions of this paragraph 3, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

            (D) So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare or make any Distribution on any Series B Junior Stock whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Series B Junior Stock, together with cash in lieu of fractional shares), nor shall any Series B Junior Stock be purchased or redeemed by the Corporation or any subsidiary thereof, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Series B Junior Stock, unless all dividends to which the Series B Holders shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.


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         4. Voting Rights. Except as required by law, the Series B Holders shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation.

         5. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Series B Senior Securities, but before any distribution or payment shall be made to the holders of Series B Junior Securities, the Series B Holders shall be entitled to be paid the liquidation preference (the "Liquidation Preference") of $300,000 of all outstanding shares of Preferred Stock, as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the Series B Holders, and if payment shall have been made in full to the holders of any Series B Senior Securities and Series B Parity Securities of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Series B Junior Securities, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Series B Parity Securities shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Series B Senior Securities of the full amounts to which they may be entitled shall be distributed among the holders of the Series B Preferred Stock and of any Series B Parity Securities ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 5.


         6. Redemption by the Corporation. The Corporation shall redeem all outstanding shares of Series B Preferred Stock on December 31, 2007, at an aggregate purchase price equal to the Liquidation Preference, together with any accrued but unpaid dividends thereon to and including the date of redemption, provided however, that no shares of Series B Preferred Stock shall be redeemed for so long as the Corporation's Restructured Senior Secured Promissory Notes and Senior Secured Subordinate Notes remain outstanding or the Corporation is indebted to AMRO International, S.A. pursuant to an unsecured promissory note to be executed on August 12, 2002.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be signed by D. Brian Plunkett.


Date:    August 6, 2002


                                          AQUIS COMMUNICATIONS GROUP, INC.



                                          By:
                                              --------------------------------
                                                   D. Brian Plunkett, Secretary




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